U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Taylor                          William                 L.
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   (Last)                            (First)              (Middle)

1501  North Hamilton Street
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                                    (Street)

Richmond                                Va                      23230
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


Universal Corporation UVV
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

8/01

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
Vice President & CAO
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
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Common Stock                           6/30/01        I              297         D                45,389(1)      D
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Common Stock                           6/30/01        I              613         A                 3,080(2)      I(3)
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Common Stock                                                                                          14         I(4)
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                                                                                        total     48,483
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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Options to Buy
Common Stock        29.375                                   6/5/97  12/1/04  Common Stock(4)             5,373      D
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Options to Buy
Common Stock        35.3125                                 12/15/98 12/1/04  Common Stock(4)            12,778      D
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Options to Buy
Common Stock        35.375                                  12/6/97  12/1/04  Common Stock(4)             6,419      D
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Options to Buy
Common Stock        38.94                                   6/15/98  11/20/07 Common Stock(4)            55,000      D
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Options to Buy
Common Stock        40.1875                                 6/8/98  12/1/04   Common Stock(4)             8,622      D
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Options to Buy
Common Stock        24.69                                   6/15/00 12/2/09   Common Stock(4)            18,883      D
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Options to Buy
Common Stock        32.00                                   6/15/01 12/2/09   Common Stock(4)            24,928      D
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Options to Buy
Common Stock        38.20                                   12/15/01 12/2/09  Common Stock(4)            12,154      D
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phantom stock units 1 for 1  (5)       A        49.20           (5)    (5)    Common Stock 49.20  (5)    3,002.2440
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
Explanation of Responses:
(1)Includes 297 shares that were previously owned indirectly in the Stock Purchase Plan.
(2)includes 613 shares acquired from 7/1/00 through 6/30/01 in the stock Purchase Plan
(3)number of shares held in the stock purchase plan
(4)number of shares held in the dividend reinvestment
(5)Options issued under the executive stock plan
(6)The phantom stock units were acquired under the Universal Leaf Tobacco Company, Inc. Supplemental Stock Purchase Plan on a periodic basis during the fiscal year ended June 30, 2001. Each phantom stock unit will be settled in cash upon the earlier of death, disability, retirement or termination of employment. The range of high low market prices for the company's common stock on the dates the phantom units were credited is $39.66 and $26.3125, respectively.



Signature on file, filed electronically                 August 10, 2001
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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